Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Reports 2014 First Quarter Financial Results

Management to Review Results and Provide Business Update

in Conference Call Scheduled Today for 5:00 p.m. Eastern Time

Mountain View, California, May 5, 2014 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today reported financial results for the quarter ended March 31, 2014. The net loss for the first quarter was $10.7 million compared to $20.7 million during the same quarter in 2013. At March 31, 2014, Alexza had consolidated cash, cash equivalents, marketable securities and restricted cash of $60.0 million.

“We started 2014 with an impressive set of accomplishments,” said Thomas B. King, President and CEO of Alexza. “The global launch of ADASUVE continues with additional product introductions in the United States, Spain, Romania and the Nordic countries (Sweden, Norway, Denmark and Finland). We also strengthened our balance sheet, as we completed a private placement to institutional investors of $45.0 million of non-recourse notes of our subsidiary.”

King continued, “We have also strengthened our management, with the addition of Robert Lippe and Winston Brown to the Alexza management team. We look forward to their contributions to our progress through 2014 and beyond.”

Alexza Business Updates

•	Grupo Ferrer Internacional, S.A. initiated sales of ADASUVE in Spain (January), Romania (March) and Sweden, Norway, Denmark and Finland (April). In conjunction with the commercial introduction of ADASUVE in Spain by Ferrer, Alexza received a $1 million milestone payment. Ferrer is commercializing ADASUVE in Romania through a distribution agreement with Galenica SA and in the Nordic countries through a distribution agreement with Medivir AB. Ferrer is Alexza’s commercial partner for ADASUVE in Europe, Latin America and the Commonwealth of Independent States countries

•	In February, Robert A. Lippe joined Alexza in the newly created position of Executive Vice President, Operations and Chief Operations Officer.

•	In March, Teva Pharmaceutical Industries Ltd. announced the commercial launch of ADASUVE (loxapine) inhalation powder 10 mg in the United States. Teva is Alexza’s commercial partner for ADASUVE in the U.S.

•	During the first quarter of 2014, Alexza shipped 28,221 total units of ADASUVE to Teva (18,788 units) and Ferrer (9,433 units).

•	In March, Alexza completed a royalty securitization financing, which consisted of a private placement to qualified institutional investors of $45.0 million of 12.25% non-recourse notes due 2027, issued by Alexza’s wholly-owned subsidiary, Atlas U.S. Royalty, LLC, and five-year warrants to purchase 345,661 shares of Alexza common stock at a price of $0.01 per share. In connection with the royalty securitization financing, Alexza transferred to Atlas U.S. Royalty, LLC its rights to U.S. royalty and milestone payments under the collaboration agreement between Alexza and Teva. All royalties and milestones paid by Teva under the collaboration agreement, after paying interest, administrative fees, and any applicable taxes, will be applied to the principal of the notes until the notes have been paid in full. After fees and expenses, the net proceeds to Alexza were approximately $41 million, before the establishment of a $6.9 million interest reserve account to cover any shortfall between proceeds from Teva and scheduled interest payments.

•	In April, Winston R. Brown, Jr. joined Alexza as Vice President, Quality.

•	In April, Alexza completed the required work to extend the expiration dating of ADASUVE from 24 months to 36 months. Data were submitted and accepted by the European Medicines Agency and all ADASUVE manufactured for the EU will now have a 36-month expiry. In the U.S., updated stability data were submitted as part of the ADASUVE Annual Report in February, and all ADASUVE manufactured for the U.S. beginning in May 2014 will have a 36-month expiry.

Financial Results - Periods Ended March 31, 2014 and 2013

Alexza recorded revenue of $2.2 million and $0.7 million during the quarters ended March 31, 2014 and 2013, respectively. Revenue in 2014 consisted of $1.0 million of milestone revenue from Ferrer, a result of the commercial introduction in Spain, $0.7 million of revenue related to the amortization of the upfront payments from Ferrer and $0.4 million of product revenues for units of ADASUVE sold to Teva and Ferrer. Revenue in 2013 solely consisted of revenue related to the amortization of the upfront payments from Ferrer.

GAAP operating expenses were $11.0 million and $10.3 million in the quarters ended March 31, 2014 and 2013, respectively.

Cost of goods sold of $3.8 million incurred during the quarter ended March 31, 2014, consists primarily of start-up activities related to commercial manufacturing operations, and, to a lesser extent, manufacture of commercial product. Alexza is in the early stages of commercialization and, as anticipated, has incurred higher cost per unit costs associated with low production volumes. Alexza expects to continue to incur higher than normal indirect costs until it gets closer to planned manufacturing capacity. All costs associated with the manufacturing process incurred prior to the first commercial product produced in the second quarter of 2013 were expensed as a component of research and development expense.

Research and development expenses were $3.1 million and $6.2 million in the three months ended March 31, 2014 and 2013, respectively. The decreases were primarily a result of expenses related to quality, supply chain and manufacturing expenses being classified as cost of goods sold in 2014, which were classified as research and development expenses in the first quarter of 2013.

General and administrative expenses remained consistent at $4.0 million and $4.1 million in the quarters ended March 31, 2014 and 2013, respectively.

In connection with the acquisition of Symphony Allegro in August 2009, Alexza is obligated to pay the former Symphony Allegro stockholders certain percentages of cash payments that may be generated from collaboration transactions for ADASUVE, AZ-002 (Staccato alprazolam) or AZ-104 (Staccato loxapine, low-dose). The Company records this obligation as a contingent liability and updates the liability each quarter. For the first quarter of 2014, the loss on the change in the fair value of the contingent liability was primarily due to the effect of the passage of three months on the discounted cash flow model.

In the first quarter of 2014, the Company drew down an additional $5 million under the Teva Note associated with the Company’s collaboration agreement with Teva. Alexza also entered into a royalty securitization financing generating net cash proceeds of $41 million, before the establishment of a $6.9 million interest reserve account to cover any shortfall between proceeds from Teva and scheduled interest payments. Alexza believes that based on its cash, cash equivalents, marketable securities and restricted cash balances at March 31, 2014, estimated product revenues and milestones associated with the sale of ADASUVE, remaining proceeds available under the Teva Note, and expected cash usage, it has sufficient capital resources to meet its anticipated cash needs for at least the next twelve months.

Conference Call Information - 5:00 p.m. Eastern Time on May 5, 2014

To access the webcast via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please log onto the webcast prior to the start of the call to ensure time for any software downloads that may be required to participate in the webcast.

To access the live conference call, dial 888-680-0890 or +1-617-213-4857 (international). The reference number to enter the call is 42668133. Interested parties may also pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=P6HCN8KHL.

A replay of the conference call may be accessed at www.alexza.com under the “Investor Relations” link, or by dialing 888-286-8010 or +1-617-801-6888 (international). The reference number for the replay of the call is 24434341. A replay of the call will be available for 14 days following the event.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato® system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE is Alexza’s first commercial product. It has been approved for sale by the U.S. Food and Drug Administration and the European Commission. Teva Pharmaceuticals USA, Inc. is Alexza’s commercial partner for ADASUVE in the U.S. Grupo Ferrer Internacional, S.A. is Alexza’s commercial partner for ADASUVE in Europe, Latin America and the Commonwealth of Independent States.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

Alexza’s policy is to provide guidance on product candidates and corporate goals only for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical and corporate milestones guidance is as of May 5, 2014 and financial guidance relating to the Company’s current cash, cash equivalents, and marketable securities is based upon balances as of March 31, 2014.

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and its partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	Mark K. Oki
	President and CEO	SVP, Finance and CFO
	650.944.7634	650.944.7666
	tking@alexza.com	moki@alexza.com

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenue	$2,166	$729
Operating expenses:
Cost of goods sold	3,791	—
Research and development	3,130	6,219
General and administrative	4,048	4,113

Total operating expenses	10,969	10,332

Loss from operations	(8,803)	(9,603)

(Loss) gain on change in fair value of contingent consideration liability	(1,150)	(10,900)
Interest and other income (expense), net	6	13
Interest expense	(788)	(222)

Net loss	$(10,735)	$(20,712)

Basic and diluted net loss per share	$(0.62)	$(1.31)

ALEXZA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2014	December 31, 2013(1)
ASSETS
Current assets:
Cash and cash equivalents	$53,068	$17,306
Marketable securities	—	8,578
Accounts receivable	278	129
Inventory	4,437	3,447
Prepaid expenses and other current assets	2,364	1,453

Total current assets	60,147	30,913

Property and equipment, net	14,334	14,991
Restricted cash	6,890
Other assets	3,999	1,168

Total assets	$85,370	$47,072

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Total current liabilities	13,179	14,898
Total noncurrent liabilities	103,468	56,149
Total stockholders’ deficit	(31,277)	(23,975)

Total liabilities and stockholders’ deficit	$85,370	$47,072

(1)	Derived from audited consolidated financial statements at that date.